ISA closes reverse merger with Duos Technologies

Combined operations are effective as of April 1, 2015

Information Systems Associates, Inc. (ISA) (OTCMKTS: IOSA) has closed its previously announced reverse merger with Duos Technologies, Inc. of Jacksonville Florida (Duos). The merged entity will focus on the intelligent technologies, IT and Cloud services markets. The companies are in the process of combining operations and will continue to serve their respective customers. As part of the closing, the Company has executed a 1 for 200 reverse split and filed amended and restated articles with the State of Florida where the company is incorporated.

ISA’s existing board of directors appointed Gianni Arcaini as Chairman and CEO of the merged entity taking over from Joe Coschera, ISA’s current CEO who will remain with the company in charge of ISA’s IT infrastructure services business. “I am very pleased that our respective management teams have been able to complete this merger in record time. This is the first and most important milestone in our growth strategy, which undoubtedly will significantly benefit our combined shareholder base,” Mr. Arcaini stated. As part of the overall reorganization of ISA, the existing board members with the exception of Mr. Goldfarb have resigned, and the Duos board members were appointed to the ISA board effective April 1, 2015.

Adrian Goldfarb, ISA’s current CFO will continue as CFO of the combined entities. “I am delighted that we were able to conclude this transaction and am looking forward to executing the next phases of the business plan that we have been working on collaboratively,” Mr. Goldfarb stated.

The combined Company will now focus on executing its strategy involving significant growth in revenue and long-term profitability. This strategy includes continued R&D investment, new initiatives in sales and marketing, as well as strategic acquisitions. The combined entities expect to report revenues for 2015 that are significantly higher than the original public entity.

About ISA

Information Systems Associates, Inc. (OTC: IOSA) now based in Jacksonville, FL, is an established cutting-edge technology company with a strong portfolio of intellectual property. Its Duos subsidiary’s core competencies include advanced intelligent technologies that are delivered through its proprietary integrated enterprise command and control platform. Duos currently offers solutions to the government, healthcare, transportation, utilities and commercial/industrial sectors. ISA will continue to offer IT, professional services and consulting services for information technology projects.

CONTACT: Stephen Hart (Investor Relations)

Hayden IR

917.658.7878

hart@haydenir.com

Source: Information Systems Associates, Inc.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial uncertainties and risks. These forward-looking statements are based upon our current expectations, estimates and projections and reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to, the combined entity's strategy for growth and profitability, revenue generation, liquidity and access to public markets post transaction, the successful integration of the respective companies businesses, the sufficiency and availability of working capital and general changes in economic conditions. We undertake no obligation to revise or update any forward-looking statement for any reason.